Exhibit 10.01

Pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, certain information, exhibits, and schedules herein have been omitted because each are both (i) not material and (ii) the type of information that the Registrant treats as confidential. The Registrant agrees to furnish a copy of all omitted information, schedules, and exhibits to the Securities and Exchange Commission upon its request.

Research Collaboration and License Agreement

Between

Palisade bio, Inc.

And

Giiant Pharma, Inc.

research collaboration aND license AGREEMENT

THIS RESEARCH COLLABORATION AND LICENSE AGREEMENT (“Agreement”) is made effective as of September 1, 2023 (“Effective Date”) by and between Palisade Bio, Inc. a Delaware corporation (“Palisade” or “Licensee”), with its principal place of business at 7750 El Camino Real, Suite 2A, Carlsbad, CA 92009, and Giiant Pharma Inc., a Canadian federal corporation (“Giiant” or “Licensor”), with its principal place of business at 2000-630 boul. René-Lévesque W., Montréal, Quebec H3B 1S6. Palisade and Giiant are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

recitals

Whereas, Giiant has certain proprietary technology being developed for the prevention and treatment of diseases that can be altered by intervention from the intestine with limited systemic exposure via prodrugs, for example, but not limited to phosphodiesterase-4 (PDE4) inhibitor prodrugs, designed to produce such differential and low plasmatic to colonic tissues ratios of pharmaceutically active ingredients, for example, but not limited to ulcerative colitis, Crohn’s disease, diabetes, intestinal cancer, diarrhea and sleep disorders;

Whereas, Palisade and Giiant desire to enter into a collaboration to Develop and Commercialize the Licensed Technology, Licensed Compounds, and Licensed Products (each as hereinafter defined) upon the terms and conditions set forth herein;

Whereas, Palisade desires to obtain the right to Develop and Commercialize the Licensed Technology, Licensed Compounds, and Licensed Products in the Field and in the Territory (each as hereinafter defined) and Giiant desires to grant such rights, in each case upon the terms and conditions set forth herein.

Now, Therefore, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

Agreement

ARTICLE I

Definitions

Section 1.01 Certain Defined Terms.

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below. References to “Articles”, “Sections” and “subsections” in this Agreement shall be to Articles, Sections and subsections respectively, of this Agreement unless otherwise specifically provided:

“Adjusted Gross Proceeds” means any and all gross monies, property, or other consideration actually received by Licensee or any of its Affiliates or related entities, from or in connection with any and all Sales Event, including, without limitation all upfront fees, annual fees, royalties on sales or other forms of royalties, milestones payments and all other payments and considerations in whatever form and whenever paid less Third Party Royalties, if any. For purposes of clarity, Adjusted Gross Proceeds will not include any consideration paid to Licensee or its Affiliates or related entities in connection with providing transitional services or from post Sales Event employment.

“Affiliate” means, with respect to a specified Party, any Person that directly or indirectly controls, is controlled by or is under common control with, such Party. As used in this definition, “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means, in the case of a corporation, the ownership of fifty percent (50%) or more of the outstanding voting securities thereof or, in the case of any other type of entity, an interest that results in the ability to direct or cause the direction of the management and policies of such party or the power to appoint fifty percent (50%) or more of the members of the governing body of the party or, where ownership of fifty percent (50%) or more of such securities or interest is prohibited by law, ownership of the maximum amount legally permitted.

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“Applicable Laws” means all statutes, ordinances, regulations, rules or orders of any kind whatsoever of any Governmental Authority that may be in effect from time to time and applicable to the relevant activities contemplated by this Agreement.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the United States and Canada are authorized or obligated to close. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

“Calendar Week” means a seven-day period beginning with Sunday and ending with Saturday.

“cGMP” means all applicable current Good Manufacturing Practices including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, (c) the principles detailed in the ICH Q7 guidelines, including any standards and requirements pertaining to timeline, quality and manufacturing costs and (d) the equivalent Applicable Laws in any relevant country or region, each as may be amended and applicable from time to time.

“Clinical Trial” means any clinical testing of a Licensed Product in human subjects.

“Commercialization” means any and all activities directed to the launch, marketing, detailing, manufacturing, promotion and securing of pricing and reimbursement of any product(s), whether before or after Regulatory Approval has been obtained, including (a) pre-launch marketing research, preparation of sales force, and preparation of marketing materials and labels for finished goods, (b) post-launch marketing, promoting, detailing, research, customer service, administering, offering for sell and commercially selling product(s) after Regulatory Approval, (c) manufacturing, making or have made, importing, building inventory, warehousing, distributing, and transporting product(s) for commercial sale, (d) activities required to perform the foregoing in accordance with all Applicable Laws and Regulatory Approvals and (e) interacting with Regulatory Authorities regarding any of the foregoing. “Commercialize” means the performance of any of the foregoing Commercialization activities.

“Commercially Reasonable Efforts” means with respect to a Party, the use of diligent, good faith efforts and resources, in an active, sustained and ongoing program, as normally used by such Party for a product discovered or identified internally or in-licensed from a Third Party that is important to such Party’s overall strategy or objectives, which product is at a similar stage in its development or product life and is of similar market potential and intellectual property protection without unreasonable interruption, pause or delay; provided, however, that in no event shall such efforts and resources be less than those a similarly situated biopharmaceutical company would apply to the Development, Manufacture, Commercialization or otherwise exploitation of a similarly situated product; provided further, that upon achievement of the Payment Cap, the Parties will no longer be under a requirement of undertaking Commercially Reasonable Efforts with regard to their respective obligations under this Agreement.

“Common Stock” means shares of Palisade common stock, par value $0.01, fully paid and nonassessable.

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“Confidential Information” means all confidential, non-public or proprietary information of the Disclosing Party or its Affiliates, regardless of its form or medium as provided to the Receiving Party or its Affiliates in connection with this Agreement; provided that, Confidential Information shall not include any information that the Receiving Party can show by competent written evidence: (a) was already known to the Receiving Party at the time it was disclosed to the Receiving Party by the Disclosing Party without an obligation of confidentiality and not through a prior disclosure by the Disclosing Party, (b) was or becomes generally known to the public through no act or omission of the Receiving Party in violation of the terms of this Agreement, (c) was lawfully received by the Receiving Party from a Third Party without restriction on its disclosure and without, to the reasonable knowledge of the Receiving Party, a breach by such Third Party of an obligation of confidentiality to the Disclosing Party or (d) was independently developed by the Receiving Party without use of or reference to the Confidential Information of the Disclosing Party. The terms of this Agreement that are not publicly disclosed through a press release, through a governmental securities commission, a stock exchange or interdealer quotation system, or by filings to financial regulatory authorities shall be the Confidential Information of both Parties, as applicable.

“Control” or “Controlled” means, with respect to any Know-How, Patents or other intellectual property rights, that a Party has the legal authority or right (whether by ownership, license or otherwise) to freely grant a license, sublicense, access or right to use (as applicable) under such Know-How, Patents, or other intellectual property rights, on the terms and conditions set forth herein, in each case without breaching the terms of any agreement with a Third Party or necessitating the consent of, any Third Party, and at no cost to the Party granting the rights.

“CTA” means a clinical trial approval in Canada.

“Develop” or “Development” means any and all activities directed at research, analysis, discovery, and preclinical and clinical drug or development activities, including test method development and stability testing, assays, toxicology, formulation, manufacturing, quality assurance/quality control development, statistical analysis, preclinical and clinical studies and regulatory affairs, approval and registration.

“Development Budget” has the meaning given to such term in Section 5.04(c).

“Development Program Term” means the period of time commencing on the Effective Date and terminating upon Proof of Concept.

“Disclosing Party” has the meaning given to such term in Section 10.01.

“Existing Compounds” means all compounds of Licensor, including without limitation any and all novel compounds, formulation or technologies owned by Licensor as of the Effective Date. For reference, such list of Existing Compounds is listed on Exhibit A hereto, provided that failure to include any Existing Compound in Exhibit A will not result in such omitted item not being considered an Existing Compound pursuant to this Agreement.

“FDA” has the meaning given to such term in the definition of GLP.

“Field” means all human and non-human therapeutic uses, including therapeutic, prophylactic and/or diagnostic uses in any species or any indication or condition.

“Force Majeure Event” means any of the following events: (i) acts of God; (ii) floods, fires, earthquakes, explosions, or other natural disasters; (iii) wars, invasions, hostilities (whether war is declared or not), terrorist threats or acts, riots, or other civil unrest; (iv) governmental authority, proclamations, orders, laws, actions, or requests; (v) embargoes or blockades in effect on or after the date of this Agreement; (vi) epidemics, pandemics, or other national or regional public health states of emergency; or (vii) strikes, labor stoppages or slowdowns, or other industrial disturbances, beyond the reasonable control of the parties.

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“Future Compound” means any novel compound, formulation or technology developed by, or under the Control of, Licensor or Affiliates, within 10 years of the Effective Date, including those to be set forth on Exhibit F, by amendment to this Agreement.

“GAAP” means the United States generally accepted accounting principles, consistently applied.

“GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time and (d) the equivalent Applicable Laws in a jurisdiction, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

“GLP” means all applicable Good Laboratory Practice standards, including, as applicable, as set forth in the then current good laboratory practice standards promulgated or endorsed by the U.S. Food and Drug Administration (the “FDA”) as defined in 21 C.F.R. Part 58, or the equivalent Applicable Laws in a jurisdiction, each as may be amended and applicable from time to time.

“Governmental Authority” means any court, commission, authority, department, ministry, official or other instrumentality of, or being vested with public authority under any law of, any country, region, state or local authority or any political subdivision thereof, or any association of countries.

“GSP” means all applicable Good Supply Practice standards, including, as applicable, as set forth in the then current good supply practice standards promulgated or endorsed by the FDA as defined in Good Supply Practice for Pharmaceutical Products or the equivalent Applicable Laws in the region in the Territory, each as may be amended and applicable from time to time.

“IND” means an investigational new drug application in the United States.

“Improvements” means improvements to the Licensed Technology.

“Initial Development Plan” shall mean the draft Initial Development Plan attached hereto as Exhibit B.

“Invention” means any process, method, composition of matter, article of manufacture, discovery or finding, patentable or otherwise, that is invented as a result of a Party (or the Parties jointly) exercising its (their) rights or carrying out its obligations under this Agreement, including all rights, title and interest in and to the intellectual property rights therein.

“Know-How” means any proprietary scientific or technical information, inventions, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, safety information, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data.

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“Knowledge” means, as applied to a Party, the actual knowledge of a particular fact or other matter of the person with primary responsibility for the applicable subject matter (whether an officer, employee or consultant of such Party).

“Licensed Compounds” means, collectively, Existing Compounds and Future Compounds.

“Licensed Know-How” means any and all Know-How Controlled by Licensor or its Affiliates as of the Effective Date or at any time during the Term that is necessary or useful for the research, Development, Manufacturing or Commercialization of the Licensed Product in the Field and in the Territory. Licensed Know-How shall include the Know-How listed in Exhibit C.

“Licensed Patents” means any and all Patents Controlled by Licensor or its Affiliates as of the Effective Date or at any time during the Term that are necessary or useful for the Development, Manufacturing or Commercialization of the Licensed Compound and/or Licensed Product in the Field in the Territory. Licensed Patents shall include the Patents listed in Exhibit D.

“Licensed Product” means any and all product, composition, formulation, device, method or service using, containing, delivering, related to, derived from, detecting the presence of, detecting the activity of, synthesizing or manufacturing any Licensed Technology or Licensed Compound, in any formulation or dosage, including any improved forms of the foregoing Developed during the Term.

“Licensed Technology” means Licensed Know-How and Licensed Patents.

“Licensee IP” means any and all Know-How and Patents Controlled by Licensee or its Affiliates as of the Effective Date or during the Term that are necessary or useful for the Development, Manufacturing or Commercialization of the Licensed Technology, Licensed Compound and/or Licensed Product in the Field in the Territory, including Licensee’s Inventions and improvements.

“Manufacture” or “Manufacturing” or “Manufactured” means all operations involved in the manufacturing, filling and finishing, quality control testing (including in-process, release and stability testing, if applicable), assay, storage, releasing, packaging and labeling.

“NDA” means a New Drug Application, Biologics License Application, Worldwide Marketing Application, Regulatory Approval application or similar application or submission for Regulatory Approval of a Licensed Product filed with a Regulatory Authority to obtain marketing approval for a biological or pharmaceutical product in that country or in that group of countries.

“Offsetting IP” means: (a) Know-How, Patents or information owned by a Third Party that is required for the Development, Manufacture, use, sale, offer for sale or importation, of Licensed Compounds and Licensed Products; and (b) any other Third Party intellectual property rights, not included in clause (a), for which Licensee pays Third Party Royalties.

“Patents” means (a) all national, regional and international patents and patent applications, including any provisional patent application, (b) any patent application claiming priority from such patent application or provisional patent applications, including divisions, continuations, continuations-in-part, additions, (c) any patent that has issued or in the future issues from any of the foregoing patent applications, including any utility or design patent or certificate of invention and (d) re-issues, renewals, extensions, substitutions, re-examinations or restorations, registrations and revalidations, and supplementary protection certificates and equivalents to any of the foregoing.

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“Patent Prosecution” means the responsibility and authority for (a) preparing, filing and prosecuting applications (of all types) for any Patent, (b) managing any interference, opposition, re-issue, reexamination, invalidation proceedings, revocation, nullification, or cancellation proceeding relating to the foregoing, (c) deciding to abandon Patent(s) (subject to the provisions of Section 13.03(b)), (d) listing in regulatory publications (as applicable), (e) patent term extension and (f) settling any interference, opposition, revocation, nullification or cancellation proceeding.

“Payment Cap” has the meaning given to such term in Section 9.03.

“Person” means any individual, sole proprietorship, corporation, joint venture, limited liability company, partnership, limited partnership, limited liability partnership, trust or any other private, public or governmental entity.

“Phase 1a Clinical Trial” means a human clinical trial in the United States or Canada to initially evaluate the safety and tolerability plus the pharmacokinetics of any Licensed Products, Licensed Compounds or Licensed Technology in healthy humans or that would otherwise satisfy the requirements of 21 CFR § 312.21(a) or the equivalent laws, rules or regulations in Canada.

“Phase 1b Clinical Trial” means a human clinical trial in the United States or Canada to primarily evaluate the safety, with target pharmacological secondary endpoint, of any Licensed Products, Licensed Compounds or Licensed Technology in patients with the disease or indication under study or that would otherwise satisfy the requirements of 21 CFR § 312.21(a) or the equivalent laws, rules or regulations in Canada.

“Phase 2 Clinical Trial” means a human clinical trial in the United States or Canada to initially evaluate the efficacy of any Licensed Products, Licensed Compounds, or Licensed Technology (whether as primary or secondary endpoint) for a particular indication or indications in patients with the disease or indication under study or that would otherwise satisfy the requirements of 21 CFR § 312.21(b) or the equivalent laws, rules or regulations in Canada.

“Phase 3 Clinical Trial” means a pivotal human clinical trial in any country the results of which could be used to establish safety and efficacy of any Licensed Products, Licensed Compounds or Licensed Technology to support Regulatory Approval and as a basis for an NDA or that would otherwise satisfy the requirements of 21 CFR § 312.21(c) or the equivalent laws, rules or regulations in Canada.

“Proof of Concept” means the first approval of either an IND or CTA to commence a Phase 1a Clinical Trial.

“Public Announcement” means the announcement of such applicable event to the public by Licensee, either via press release or public filing with the Securities and Exchange Commission on the Electronic Data Gathering, Analysis, and Retrieval system (EDGAR).

“Regulatory Approval” means, with respect to a drug or medical device in a region or a country, the approvals from the necessary Governmental Authority or Regulatory Authority to import, market and sell such Licensed Product in such region, including pricing approvals.

“Region” has the meaning given to such term in the definition of Territory.

“Regulatory Authority” means any applicable Governmental Authority responsible for granting Regulatory Approvals for drugs and medical devices, including the FDA and any corresponding national or regional regulatory authorities.

“Regulatory Materials” means (a) any filing, application, or submission with any Regulatory Authority, including authorizations, approvals or clearances arising from the foregoing, including Regulatory Approvals, and all correspondence or communication with or from the relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences or discussions with the relevant Regulatory Authority and (b) all pre-clinical, clinical, regulatory, Manufacturing and Commercialization data, in each case of (a) and (b), with respect to a Licensed Product.

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“Related Licensee Parties” means Licensee’s licensees and sub-licensees permitted under this Agreement, including all tiers of sublicensees. Notwithstanding the foregoing, in no event shall Licensor be considered a Related Licensee Party.

“Royalty Payment” means [***] percent ([***]%) of the Adjusted Gross Proceeds actually received by Licensee from any Sales Event.

“Sales Event” means any agreement or transaction between Licensee and a Third Party to license / access to / use / sublicense or otherwise acquire any of the rights to any of the Licensed Technology, Licensed Compound or Licensed Product held by Licensee pursuant to this Agreement to a Third Party and which shall generate Adjusted Gross Proceeds.

“Territory” means all regions and countries in the world. Each of the regions and countries in the Territory shall be deemed a “Region.”

“Third Party” means a Person other than (a) Licensee and its Affiliates or (b) Licensor and its Affiliates.

“Third Party Royalties” means up-front, milestone, royalty and any other similar payments paid by Licensee to any Third Party for Offsetting IP for the Manufacture, use sale, offer for sale, or importation of Licensed Compounds or Licensed Products.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

“U.S. Dollars” means United States dollars, the lawful currency of the United States.

Section 1.02 Definitions. The following terms have the meanings set forth in the Sections set forth below:

Term	Section

Agreement	Preamble
Anti-Corruption Laws	Section 11.04(a)(1)
CMC	Section 7.01
Designee	Section 6.01
Development Plan	Section 5.01
Dispute	Section 15.01
Effective Date	Preamble
Giiant	Preamble
Indemnifying Party	Section 12.03
Indemnitee	Section 12.03
JDC	Section 3.01(a)
Joint Inventions	Section 13.01(b)
Joint Patents	Section 13.01(b)
Licensee	Preamble
Licensee Indemnitee(s)	Section 12.02
Licensee Patents	Section 13.05(a)
Licensee Prosecution Patents	Section 13.03(a)
Licensor	Preamble
Licensor Indemnitee(s)	Section 12.01
Losses	Section 12.01
Milestone Payments	Section 9.01(c)
Offer Notice	Section 9.07(a)
Palisade	Preamble
Party / Parties	Preamble
Product Infringement	Section 13.05(a)
Product Marks	Section 8.03
Program Outlook Reports	Section 8.02
Public Official	Section 11.04(d)
Receiving Party	Section 10.01(a)
Royalty Rights	Section 9.07(a)
Sole Inventions	Section 13.01(b)
Term	Section 14.01

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ARTICLE II

Licenses; Non-Compete

Section 2.01 License Grants. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive (even as to Licensor and its Affiliates) license with the right to grant sublicenses in multiple tiers in accordance with Section 2.02, under the Licensed Technology to Develop, Manufacture, Commercialize, use, offer for sale, sell, import and otherwise exploit the Licensed Compounds and Licensed Products in the Field in the Territory during the Term; provided however, that Licensor retains such rights under Licensed Technology as are necessary to perform its obligations under the Development Plan.

Section 2.02 Sublicenses. Licensee shall have the right to grant sublicenses, through multiple tiers under the license rights granted in Section 2.01 to its Affiliates and Third Parties (also referred to as Related Licensee Parties); provided that in each case (including in case of sublicenses to Affiliates and all subsequent sublicense tiers):

(a) the grant of any such sublicense shall not relieve Licensee of its obligations under this Agreement, and Licensee shall remain fully liable for its Related Licensee Parties and all subsequent tiers of sublicensees. Any such permitted sublicenses shall contain all provisions necessary to ensure each Related Licensee Parties and subsequent tiers of sublicensees comply with Licensee’s ongoing obligations under this Agreement. Any such permitted sublicenses shall also be consistent with and expressly made subject to and in accordance with, and not prejudicial to the rights of Licensor under the terms and conditions of this Agreement;

(b) each sublicense shall include indemnification and defense provisions by each Related Licensee Parties and all subsequent tiers of sublicensees in favour of Licensor, its Affiliates, and their officers, directors, shareholders and employees;

(c) a complete and accurate copy of any sublicense agreement executed by and between Licensee and a sublicensee, and each subsequent sublicensee tiers, including the identity of sublicensee, shall be provided to Licensor within thirty (30) days after its execution; provided that Licensee shall have the right to reasonably redact from such copy information that is not necessary for Licensor to confirm the sublicense agreement’s compliance with this Agreement. Until the Payment Cap is achieved, Licensee shall provide to Licensor, on an annual basis, a complete and accurate list of all sublicensees subsequent tiers of sublicensees. Upon the Payment Cap being achieved, Licensee will no longer be obligated to provide such list.

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Section 2.03 License Grant to Licensor. Subject to the terms and conditions of this Agreement, Licensee hereby grants to Licensor a non-exclusive, non-transferable, non-sublicensable (except to Third Party subcontractors appointed by Licensor in accordance with the Development Plan), royalty-free license, under the Licensee IP for use in the Territory solely to perform its obligations under the Development Plan.

Section 2.04 No Implied Licenses; Negative Covenant. Except as set forth herein, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under any Know-How, trademarks, Patents or other intellectual property rights of the other Party. Licensee shall not, and shall not permit any of its Affiliates or sublicensees to, use or exploit any Licensed Technology licensed to it by Licensee outside the scope of the licenses granted to it under this Agreement.

Section 2.05 Non-Compete Obligations of Licensor. During the Term, except as otherwise expressly contemplated under this Agreement, Licensor shall not, and Licensor shall cause its Affiliates or other licensees to not engage in (independently or for or with any Third Party) any Development, Manufacture, Commercialization or otherwise exploitation of any therapeutic, prophylactic and/or diagnostic uses in any species or any indication or condition that contains any Licensed Technology, Licensed Compound or Licensed Product or for which any Licensed Technology, Licensed Compound, or Licensed Product is seeking therapeutic use or treatment for.

ARTICLE III

GOVERNANCE

Section 3.01 Joint Development Committee.

(a) Formation and Duration. Within thirty (30) days after the Effective Date, the Parties shall establish a joint development committee (the “JDC”). Licensor shall appoint one (1) representative and Licensee will appoint two (2) representatives to the JDC. Each Party may replace its JDC representative(s) upon written notice to the other Party. The JDC will terminate upon the Payment Cap being reached.

(b) Roles. The JDC shall (i) provide a forum for the communication of the day-to-day operation and activities under the Development Plan, (ii) facilitate the pursuit of a development strategy to maximize global value and efficiencies in development activities and regulatory affairs; (iii) oversee the execution of the Development Plan and (iv) coordinate the Parties for the review, discussion and approval of the Development Plan and amendments thereto and (iv) perform such other functions as expressly set forth in this Agreement or allocated to it by the Parties’ or the JDC’s written agreement.

(c) Authority. The JDC will oversee the Parties’ activities in furtherance of the Development Plan as follows:

(1) The JDC will review and if necessary revise the Development Plan and the Development Budget subject to Section 5.04(c), coordinate activities under the Development Plan, confer regarding the status of the Development Plan, review relevant data, consider and advise on any technical issues that arise, set research priorities, review project milestones, advise on Development, Commercialization, Manufacturing and Regulatory matters and strategies, approve the Development Plan and Development Budget and any amendments thereto, select and approve any and all vendors and workorders associated with the Development Plan and advise on financial matters relating to the Development, Manufacturing, Regulatory and Manufacturing of the Licensed Technology, Licensed Compound and Licensed Products.

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(2) The JDC shall only have the powers expressly assigned to it in this Article III and elsewhere in this Agreement and shall not have the authority to: (i) modify or amend the terms and conditions of this Agreement, (ii) waive either Party’s compliance with the terms and conditions of this Agreement, (iii) determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement or (iv) impose any other obligations on either Party without the prior written consent of such Party.

(d) Meetings. The JDC shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every Calendar Week for the three (3) months immediately subsequent to the Effective Date; provided however that the representatives of the JDC may agree to cancel a weekly meeting if deemed reasonable. Thereafter, the JDC shall hold meetings no less frequently than once per Calendar Quarter. Each Party may call additional ad hoc JDC meetings as the needs arise with reasonable advance notice to the other Party. Meetings of the JDC may be held in person, by audio or video teleconference. The JDC shall prepare minutes of each meeting, which shall constitute Confidential Information. Each Party shall be responsible for such Party’s representatives’ expenses of participating in the JDC meetings.

(e) Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants relevant to items on the applicable JDC meeting agenda, in addition to its representatives, to attend the JDC meetings in a non-voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide prior written notice to the other Party of such attendance. Such Party shall also ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.

(f) Decision-Making. All decisions of the JDC shall be made by majority vote, with each representative having one (1) vote unless otherwise provided hereunder.

ARTICLE IV

Technology Transfers AND ASSISTANCE

Section 4.01 Transfer of Licensed Know-How. Licensor shall transfer to Licensee the Licensed Know-How listed in Exhibit C within fifteen (15) days following the Effective Date. From time to time during the Term, Licensor shall promptly provide Licensee with additional Licensed Know-How that comes to Licensor’s attention (or is reasonably requested by Licensee and at Licensee’s sole cost and expense) and has not previously been provided to Licensee.

Section 4.02 Assistance by Licensor. At Licensee’s request and sole cost and expense, Licensor shall reasonably cooperate with Licensee, taking into account and considering Licensor’s capacity and available resources, to provide assistance or perform activities as may be necessary or useful for (a) the transfer to Licensee of the Licensed Know-How in the Territory, or any portion thereof or (b) the Development, Manufacturing and Commercialization, of the Licensed Compounds and Licensed Products in the Territory, including seeking of Regulatory Approval for Licensed Products in the Territory, or any portion thereof; provided that Licensee shall pay Licensor and reimburse Licensor for the costs and expenses actually incurred by Licensor in connection with the provision of such assistance to the extent such assistance or activities are (i) those Licensor would not have been reasonably expected to provide or perform under the Development Plan or this Agreement without Licensee’s request and (ii) solely useful for the Development, Manufacturing, and Commercialization of the Licensed Compounds and Licensed Products in the Territory.

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ARTICLE V

Development

Section 5.01 Development Plan. Within thirty (30) days following the Effective Date, through the coordination of the JDC, the Parties (a) shall update the Initial Development Plan to include additional development activities to be undertaken by each Party with respect to the GT-2108 molecule in an updated development plan (the “Development Plan”) and (b) thereafter, shall update the Development Plan, including the budget for the Proof of Concept, as needed from time to time during the Term. The Development Plan shall include a Development Budget, as described in Section 5.04(c), which may be updated from time to time by the Parties.

Section 5.02 Diligence and Responsibilities.

(a) Prior to Proof of Concept. Prior to achieving Proof of Concept, the Parties shall be jointly responsible for the Development of Licensed Compounds and Licensed Products, it being understood that the Licensor uses external consultants for this purpose and has limited control on their work. Each Party shall use Commercially Reasonable Efforts to Develop the Licensed Compounds and the Licensed Product in accordance with the Development Plan and to meet any and all milestones contained in the Development Plan on a timely basis, including performing and completing all Development activities required by each Party under the Development Plan, Licensee reasonably taking into account and considering Licensor’s capacity and available resources and that Licensor will subcontract its responsibilities to Third Parties.

(b) Post Proof of Concept. Upon achieving Proof of Concept, Licensee will be solely responsible for the Development of, and shall use Commercially Reasonable Efforts to, Develop the Licensed Compounds and Licensed Products.

Section 5.03 Development Reports. The status, progress and results of each Party’s Development activities under this Agreement shall be discussed at meetings of the JDC. At least one (1) Business Day before each regularly scheduled JDC meeting, each Party shall provide the JDC with a written report detailing its Development activities and the results thereof, covering subject matter at a level of detail reasonably required by the other Party and sufficient to determine if the Development is on schedule and budget pursuant to the Development Plan, including (a) a summary of the Development activities undertaken by such Party since the last JDC meeting, (b) the Development activities such Party contemplates to undertake and (c) any proposed material changes to such Party’s Development activities and plans as compared to the then-current Development Plan. In addition, each Party shall make available to the other Party such additional information about its Development activities as may be reasonably requested by the other Party from time to time. All updates and reports provided by a Party pursuant to this Section 5.03 shall be the Confidential Information of such Party.

Section 5.04 Development Costs.

(a) Prior to Proof of Concept. Subject to Section 4.01, Section 4.02 and Section 5.04(d) unless specifically provided for in the Development Plan and Development Budget, each Party will be solely responsible for all expenses and costs incurred by such Party for the Development of the Licensed Compounds and Licensed Products, provided that if Licensee requests Licensor conduct development activities or assistance that Licensor would not have been reasonably expected to conduct or perform under Development Plan or this Agreement without such request, Licensee will pay in advance or reimburse Licensor of the costs Licensor incurred in relation to such activities as determined by the Parties.

(b) After Proof of Concept. Upon achieving Proof of Concept, Licensee will be solely responsible for all expenses and costs incurred for the Development of the Licensed Compounds and Licensed Products.

(c) Development Budget. Within thirty (30) days following the Effective Date, through the coordination of the JDC, the Parties will agree to a budget that shall specify the amount anticipated to be spent on the Development of the GT-2108 molecule prior to Proof of Concept, broken into such categories as the JDC considers appropriate (“Development Budget”). The Development Budget will specify development milestones as well as any conditions to Licensee’s reimbursement of expenses pursuant to Section 5.04(d). The Development Budget can only be increased with the prior written consent of Licensor and Licensee, which consent will not be unreasonably withheld.

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(d) Development Expense Advance/Reimbursement. Licensee will advance and/or reimburse Licensor up to [***] Dollars (US$[***]) of costs and expenses incurred during the Development Program Term (which such amount can only be increased by the unanimous consent of all members of the JDC) related to the Development of the GT-2108 molecule, inclusive of consultant, personnel and employee costs, as provided for in the Development Budget. Advances and/or reimbursements will be made pursuant to the Development Budget and Development Plan. On or about the 1st and 15th of each calendar month during the Development Program Term, Licensor will provide to Licensee a schedule detailing the costs and expenses incurred or to be incurred, including any required deposits or prepayments, related to the Development as well as the party that was or will be paid. Upon receipt, the JDC shall approve within five (5) business days such costs that are consistent with the Development Budget, Development Plan and the terms of this Agreement. Licensee shall pay Licensor within ten (10) business days of receipt of the schedule, the amount of all costs and expenses approved by the JDC.

(e) Development Cost Reserve. Within ten (10) Business Days of the Effective Date, Licensee will, as part of the Development Budget, deposit $[***] into a segregated account (“Cost Reserve Account”) and provide Licensor with continuous access to such account in order to confirm funds. In the event a reimbursement payment is not made pursuant to Section 5.04(d), Licensor may instruct Licensee to make such reimbursement from the Cost Reserve Account and Licensor shall proceed within two (2) Business Days and Licensee will then be required to deposit additional funds into such account within ten (10) Business Days, so that the balance remains at $[***] at all times during the term of the Development Plan. If the Licensee does not deposit or replenish the funds in the Cost Reserve Account as per the present section, the Parties agree that it will constitute a material breach by the Licensee under the terms of this Agreement.

(f) Grant/Tax Credit Applications. During the period commencing on the Effective Date and ending after achieving the first Proof of Concept related to the Licensed Compound and Licensed Product, Licensor will use Commercially Reasonable Efforts to apply for and secure research and development grants or tax credits to maximize the Development Plan.

ARTICLE VI

Regulatory

Section 6.01 Licensee Responsibilities. Except as specifically contained in the Development Plan and Development Budget, Licensee shall, at Licensee’s sole cost and expenses, (a) use Commercially Reasonable Efforts to apply for (and maintain), the Regulatory Approvals for the Licensed Compounds and Licensed Products in the Territory, (b) be solely responsible for all communications and all Regulatory Materials with the Regulatory Authorities throughout the Territory and (c) own, hold and maintain all Regulatory Approvals and Regulatory Materials for the Licensed Compounds and Licensed Products in the Territory in the name of Licensee or a Person designated by Licensee (“Designee”). The Parties agree and acknowledge that on a Region-by-Region basis, and at Licensee’s sole cost and expenses, (i) the Parties shall use good faith efforts to cooperate to effectuate this Section 6.01 Licensee reasonably taking into account and considering Licensor’s capacity and available resources and (ii) in the event that after the Parties’ use of good faith efforts, Licensee or Designee is unable to become the legal and beneficial owner of the Regulatory Approval or Regulatory Materials for a Licensed Compound or Licensed Product in the Field in a Region (or it is determined to be commercially infeasible for Licensee or Designee to be the legal and beneficial owner of all Regulatory Approval or Regulatory Materials) in order to exercise its rights and perform its obligations under this Agreement, (1) Licensor shall be the legal and beneficial owner of the Regulatory Approval or Regulatory Materials for the Licensed Compound or Licensed Product in the Field in the Region, (2) Licensor hereby designates Licensee or Designee as Licensor’s exclusive regulatory agent and exclusive general distributor for the Licensed Compound or Licensed Product in the Field in the Region, (3) Licensor shall permit such Regulatory Approval or Regulatory Materials to be filed or maintained by Licensee or Designee in the Region in the name of Licensor and (4) to the extent later permitted by Applicable Law, Licensor shall promptly cooperate with Licensee or Designee to allow Licensee or Designee to be the legal and beneficial owner of all Regulatory Approval and Regulatory Materials for the Licensed Compound or Licensed Product in the Field in the Region Licensee reasonably taking into account and considering Licensor’s capacity and available resources, including transferring and assigning all Regulatory Approval and Regulatory Materials to Licensee or Designee. Licensor shall provide any and all reasonable assistance to Licensee or Designee as Licensee or Designee may need for the Development of the Licensed Compounds and Licensed Products in the Field in the Territory upon Licensee’s or Designee’s reasonable request and at Licensee’s sole cost and expense, including providing Licensor personnel to attend meetings with Regulatory Authorities with Licensee or Designee (Licensee reasonably taking into account and considering Licensor’s capacity and available resources) and executing and providing any and all relevant documentation and information as reasonably requested by Licensee to Licensee. Licensor and Licensee will make available and grant a right of reference to each other on all regulatory communications and filings related to the Licensed Products.

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ARTICLE VII

Manufacturing

Section 7.01 Manufacturing. As soon as practicable, and in any event within sixty (60) days of the Effective Date, Licensor shall transfer to Licensee all reasonably available material information in its possession relating to the manufacture of the Licensed Compounds or Licensed Products, including but not limited to data, information and Licensed Know-How not already provided to Licensee that is reasonably required or related to the manufacturing of Licensed Compounds or Licensed Products, manufacturing specifications, raw materials, intermediates, active pharmaceutical ingredients, and clinical supplies; provided, however, that Licensor may retain any materials, information or data that is reasonably required or necessary for Licensor to conduct Development pursuant to the Development Plan or otherwise pursuant to this Agreement, to conduct development outside of the scope of the Development Plan to the extent permitted by this Agreement, or to fulfill its existing obligations to Third Parties to the extent permitted by this Agreement. Licensee shall thereafter be responsible for the chemistry, manufacturing and control (“CMC”) of Licensed Compounds, clinical supplies and Licensed Products, and Licensor shall cooperate fully with Licensee and will provide Licensee with any information, materials reasonably available and in Licensor’s possession, or assistance that Licensee reasonably requests. Manufacturing costs and expenses will be allocated as follows:

(a) Prior to Proof of Concept. Prior to Proof of Concept, all manufacturing costs and expenses will be allocated pursuant to the Development Plan and Development Budget.

(b) Post Proof of Concept. After achieving Proof of Concept, Licensee will be solely responsible for all manufacturing costs and expenses.

ARTICLE VIII

Commercialization

Section 8.01 Commercialization Diligence. Licensee shall have the sole discretion and control over the Commercialization of, be responsible for, and use Commercially Reasonable Efforts to Commercialize, in each case, the Licensed Compounds and Licensed Products in the Field in the Territory at its sole cost and expense.

Section 8.02 Progress Reports. During Commercialization, and until such time as the Payment Cap is achieved, Licensee shall, every Calendar Quarter, provide to Licensor a written report providing an overview of the outlook for Commercialization of Licensed Technology, Licensed Compounds and Licensed Products, and summarizing Licensee’s and its Affiliates’ (and if applicable, the sublicensees) material efforts and progress with respect to the Commercialization of Licensed Technology, Licensed Compounds and Licensed Products (a “Program Outlook Report”). Each Program Outlook Report shall contain: (1) material Commercialization and other exploitation activities initiated, currently in progress and completed during the preceding Calendar Quarter and estimated timetable; (2) material Commercialization and other exploitation activities planned to be initiated during the next Calendar Quarter; (3) a list of any Licensed Technology, Licensed Compounds and Licensed Products for which an IND has been submitted to any Regulatory Authority and (6) the Adjusted Gross Proceeds (if any) of each Licensed Product during the previous Calendar Quarter. The obligation by Licensee to provide Program Outlook Reports will terminate upon the Payment Cap being reached.

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Section 8.03 Product Trademarks. Licensee shall have sole discretion to brand the Licensed Products in the Territory using any trademarks, logos, and trade names selected by Licensee (the “Product Marks”). Licensee shall (a) own all rights in the Product Marks, (b) register and maintain the Product Marks as it determines reasonably necessary and (c) have the sole discretion regarding prosecution and maintenance of the Product Marks. Upon Licensee’s request, Licensor shall reasonably assist Licensee in the selection and design of the Product Marks at Licensee’s sole cost and expense.

ARTICLE IX

COMPENSATION

Section 9.01 Milestone Payments.

(a) Notices of Milestone. Licensee will provide notice of all milestones achieved pursuant to this Section 9.01 promptly after achieving such milestone and send a written notice (which shall include any supporting information reasonably appropriate) to the Licensor to such effect.

(b) Payment. Licensee will pay to Licensor the milestone payments set forth in this Section 9.01 within thirty (30) days of achieving such milestone.

(c) Events Triggering Milestone Payments. Licensee will pay Licensor the following compensation (each, a “Milestone Payment”), subject to the limitations contained in Section 9.03, upon the following milestone events:

Milestone Event	Milestone Payment Amount
The first administration of a subject in a Phase 1a Clinical Trial of any Licensed Technology, Licensed Compound or Licensed Product.	[***]U.S. Dollars (US$[***]) at Licensee’s sole and absolute discretion in either cash and/or Common Stock (or any combination thereof) with such Common Stock being valued on the third (3rd) Trading Day after the Public Announcement of such milestone event.

The first administration to a patient in a Phase 1b Clinical Trial or Phase 2 Clinical Trial, whichever comes first of any Licensed Technology, Licensed Compound or Licensed Product.	[***] U.S. Dollars (US$[***]), at Licensee’s sole and absolute discretion in either cash and/or Common Stock (or any combination thereof) with such Common Stock being valued on the third (3rd) Trading Day after the Public Announcement of such milestone event.

The completion of the first Phase 2 Clinical Trial which meets its primary endpoint of statistical significant efficacy allowing the Parties to proceed with the first Phase 3 Clinical Trial of any Licensed Technology, Licensed Compound or Licensed Product.	[***] U.S. Dollars (US$[***]) at Licensee’s sole and absolute discretion in either cash and/or Common Stock (or any combination thereof), with such Common Stock being valued on the third (3rd) Trading Day after the Public Announcement of such milestone event.

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(d) Rules Regarding Multiple Milestone Payments. No Milestone Payments shall be payable more than once for any different Licensed Compound or Licensed Product, no matter how many times achieved with respect to one or more Licensed Technology.

Section 9.02 Royalties. During the Term of this Agreement, Licensee will pay Licensor, no later than thirty (30) days following the end of the preceding Calendar Quarter, the applicable Royalty Payment related to the Adjusted Gross Proceeds received in the preceding Calendar Quarter, subject to the limitations and adjustments contained in Section 9.03.

Section 9.03 Royalty and Milestone Cap. Royalty Payments and Milestone Payments will be subject to an aggregate cap of [***] U.S. Dollars (US$[***]), subject to adjustment as follows: (i) if advances and/or reimbursements as described in Section 5.04(d) are greater than [***] U.S. Dollars ($[***]), the payment cap will be decreased by the amount of such overage and (ii) if advances and/or reimbursements as described in Section 5.04(d) are less than [***] U.S. Dollars ($[***]), the payment cap will be increased by the amount of such savings (“Payment Cap”); provided however that in the event this Agreement is terminated by Licensee pursuant to Section 14.03 or Section 14.04, all costs and expenses incurred by Licensee related to achieving Proof of Concept will also be deducted from the Payment Cap.

Section 9.04 Tax-efficient payments. The Parties agree to collaborate together in order to establish and apply the optimal and tax-efficient payment structure (eg. dividends, redemption of shares, etc.) to benefit both Parties fiscally for all payments hereunder.

Section 9.05 Exchange Rate; Manner and Place of Payment

(a) Payments. Unless otherwise specified in writing by Licensor, payments under this Agreement will be paid as follows:

(1) Milestone Payments. At Licensee’s sole discretion all Milestone Payments will be made in either U.S. Dollars and/or Common Stock (or any combination thereof), with such Common Stock being valued at the closing price of the Common Stock on the Trading Market on the third (3rd) Trading Day after the Public Announcement of such milestone event.

(2) Royalty Payments. Royalty Payments will be paid in the same form of consideration received in connection with such Sales Event (i.e. cash, property or otherwise). Royalty Payments received in alternative consideration such as property, securities, assets etc. will be valued according to GAAP and ASC 820 valuation hierarchy using Commercially Reasonable Efforts and such Royalty Payments will be paid in kind.

(3) All other Payments. All other payments, including all development costs pursuant to Section 5.04 to be made by Licensee to Licensor under this Agreement shall be made in U.S. Dollars and shall be paid by bank wire transfer in immediately available funds from a bank account in the United States selected by Licensee to a bank account in Canada designated in writing by Licensor from time to time.

(b) Sales Outside the United States. With respect to sales outside the United States, Royalty Payments owed shall first be calculated in the currency of sale, and then such amounts shall be converted into U.S. Dollars based on applicable currency exchange rates (as provided in Section 9.05(c)), and such U.S. Dollar amount of the royalties shall be paid to Licensor.

(c) Exchange Rate. The conversion of non-U.S. Dollar sales into U.S. Dollar sales shall be calculated in accordance with Licensee’s then current foreign exchange conversion methodology for external financial reporting to the Securities and Exchange Commission.

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(d) Blocked Conversion. In any country where conversion of the local currency is blocked and such currency cannot be removed from the country, Licensee will pay Licensor in local currency by deposit in a local bank account designated by Licensor.

(e) Late Payment. If a Party does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to such Party until the date of payment at the per annum rate of two percent (2%) over the then-current base rate quoted by the Bank of America or the maximum rate allowable by Applicable Law, whichever is lower.

Section 9.06 Records and Audit

(a) Records. Each Party shall maintain, and shall require its Affiliates, and other sublicensees to maintain, complete and accurate books and records in connection with all activities of such Party and of its Affiliates and sublicensees in connection with this Agreement, as necessary to allow the determination and accurate calculation of the payments due and expenses to be reimbursed of the applicable Party, including the occurrence of milestone events, Sales Events and the incursion of expenses and to confirm each Party’s compliance with this Agreement.

(b) Audit. Upon either Party’s written notice to the other Party, with reasonable advance notice, and not more than once in each calendar year per Party, each Party will be permitted to have an external accountant and/or auditor selected by auditing Party and reasonably acceptable to other Party, at the auditing Party’s sole cost and expense (except as set forth in Section 9.06(c)) to have access during normal business hours to such of the records of Party being audited, and its Affiliates, as may be reasonably necessary to verify the occurrence of milestone events, Sales Events and any reimbursed expenses and the accuracy of the amounts due and payable under ARTICLE IX and Section 5.04 hereunder for any calendar year ending not more than two (2) years prior to the date of such request; provided, however that the Parties audit rights under this Section 9.06(b) will end upon the Payment Cap being achieved. The form of the report prepared by auditors shall be agreed upon prior to commencing the audit and in such report the accountants shall disclose to auditing Party only whether the numbers previously reported are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to the Auditing Party. Each Party shall be entitled to one (1) copy of all final reports and analyses resulting from the audit concurrently to such report being issued to the auditing Party by such accountant. In no event shall the accountants include any data in such reports considered confidential or proprietary by the Party being audited.

(c) Discrepancies. Except as otherwise provided in this Section 9.06(c), if such accountants identify a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy within thirty (30) days of the date of receiving such accountant’s written report, or as otherwise agreed upon by the Parties. The Party required to pay the discrepancy may challenge the results of such accountants’ report by providing notice within fifteen (15) days to the other Party. The Parties will then mutually agree to designate an accountant and/or auditor to verify the accuracy of the initial report. The fees charged by such accountants and/or auditors shall be paid by the auditing Party; provided, that if the audit uncovers an underpayment of consideration pursuant to this Section 9.06(c) in an amount that exceeds five percent (5%) of the total amounts owed or if the occurrence of milestone events and Sales Events has not been duly disclosed to Licensor, then the actual reasonable fees of such accountants and/or auditors shall be paid by the Party being audited.

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(d) Taxes. A Party receiving a payment pursuant to this Article 9 shall pay any and all taxes (i.e. corporation tax, income tax etc.) levied on such payment. If VAT or any equivalent tax is required under Applicable Law to be levied on any payment due hereunder Licensee will pay such tax in addition to the sums due hereunder provided that Licensor shall supply a VAT invoice to Licensee. The Parties agree to use reasonable efforts to cooperate with one another and use commercially reasonable efforts to avoid or reduce, to the extent permitted by applicable Law, tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by the paying Party to the receiving Party under this Agreement (“Withholding Taxes”), including by doing all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. If Withholding Taxes are imposed on any payment to Licensor set forth in this Agreement, the liability for such Withholding Taxes shall be the sole responsibility of the Licensee, and the Licensee shall (a) deduct or withhold such Withholding Taxes from the payment made to the Licensor, (b) timely pay such Withholding Taxes to the proper taxing authority, and (c) send proof of payment to the Licensor within thirty (30) days following such payment. Each Party shall comply with (or provide the other Party with) any certification, identification or other reporting requirements that may be reasonably necessary in order for the Licensee to not withhold Withholding Taxes or to withhold Withholding Taxes at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide reasonable assistance to the other Party in minimizing or claiming exemptions from, refunds of, or credits for, any such applicable withholding taxes, upon the other Party’s written request. Notwithstanding the foregoing, if as a result of any assignment or sublicense by the Licensee, any change in the Licensee’s tax residency, any change in the entity that originates the payment, or any failure on the part of the Licensee to comply with applicable Law with respect to Withholding Taxes (including filing or record retention requirements), Withholding Taxes are imposed that would not otherwise have been imposed (“Incremental Withholding Taxes”), then the Licensee shall be solely responsible for the amount of such Incremental Withholding Taxes and shall increase the amounts payable to the Licensor so that the Licensor receives a sum equal to the sum which it would have received had there been no such imposition of Incremental Withholding Taxes. Each Party shall provide any documents necessary for tax and customs clearance in a format as required and specified by the other Party. In case products (e.g. samples, test material) are shipped by a Party, the other Party may request further delivery confirmations specified by county regulations, e.g. confirmations for VAT purposes. If at any time legal restrictions prevent the prompt remittance of part or all Royalty Payments with respect to any country where Licensed Products are sold, payment shall be made through such lawful means or method as the Parties reasonably shall determine. In addition, Licensee must provide Licensor with an attestation confirming that Licensee is a non-resident and not registered for GST/HST and QST purposes as per the executed form attached as Exhibit “H” hereto.

(e) Termination of Records and Audit Rights. Upon the Payment Cap being achieved, each Party’s rights and obligations under Section 9.06(a) and Section 9.06(b) will terminate.

Section 9.07 Right of First Refusal for Sale and Royalty Rights

(a) Notice of Sale of Royalty Rights. If at any time Licensor desires to sell, assign or transfer to a Third Party, pursuant to a bona fide offer received from such Third Party, the rights to receive payment owed or to be owed by Licensee to Licensor under this ARTICLE IX (“Royalty Rights”), Licensor shall send a written notice to Licensee (“Offer Notice”) not less than sixty (60) days prior to consummating any such transaction. The Offer Notice shall describe in reasonable detail the terms and conditions of the offer and all other material information.

(b) Licensee Right to Match Offer. Licensee shall have thirty (30) days after receipt of the Offer Notice in which to elect to acquire, for itself, the Royalty Rights, on terms no less favorable than and substantially similar to those described in the Offer Notice. If Licensee makes such an election, Licensee shall consummate any such transaction within thirty (30) days of sending its election to Licensor.

(c) Waiver of Licensee Rights. If Licensee does not make a timely election within thirty (30) days to acquire the Royalty Rights, then Licensor shall be permitted, within ninety (90) days of the date of the Offer Notice, to consummate the transaction that was the subject of the Offer Notice with such Third Party, on terms no less favorable to Licensor than those contained in the Offer Notice. If Licensor timely consummates such a transaction, Licensee’s rights contained in this Section 9.07(c) shall terminate and shall be of no further force or effect. If Licensor does not timely consummate such a transaction with such Third Party on terms at least as favorable as those were contained in the Offer Notice, Licensee’s rights contained in this Section 9.07(c) shall remain in effect.

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ARTICLE X

Confidentiality; Publication

Section 10.01 Nondisclosure Obligation.

(a) During the Term of this Agreement and for five (5) years thereafter (except in respect of trade secrets or Know-How for so long as such Confidential Information remains confidential or non-public), the Party receiving the Confidential Information of the other Party (such receiving Party, the “Receiving Party”) shall (a) keep confidential, with at a minimum the same degree of care it would exercise to protect its own Confidential Information (and in no event less than a reasonable standard of care) to keep confidential the Confidential Information, (b) not publish, make available or otherwise disclose any Confidential Information to any Third Party, without the express prior written consent of the other Party (the “Disclosing Party”); provided, however, the Receiving Party may disclose the Confidential Information to those of its Affiliates, officers, directors, employees, agents, consultants or independent contractors (including sublicensees) of such Receiving Party who need to know the Confidential Information in connection with this Agreement and the performance thereunder, and are bound by confidentiality obligations with respect to such Confidential Information at least as restrictive as those contained in this Agreement, and (c) shall use the Confidential Information solely in connection with the purposes of this Agreement (it being understood that this Section 10.01 shall not create or imply any rights or licenses not expressly granted under this Agreement). Notwithstanding anything to the contrary in the foregoing, the obligations of confidentiality and non-use with respect to any trade secret or to Know-How within such Confidential Information shall survive such five (5) year period for so long as such Confidential Information remains confidential or non-public.

(b) It shall not be considered a breach of Section 10.01(a) if the Receiving Party discloses Confidential Information in order to comply with a lawfully issued court or governmental order or with a requirement of Applicable Laws or the rules of any internationally recognized stock exchange; provided that: (i) the Receiving Party gives prompt written notice of such disclosure requirement to the Disclosing Party and cooperates with the Disclosing Party’s efforts to oppose such disclosure or obtain a protective order for such Confidential Information (taking into account and considering Licensor’s capacity and available resources) and (ii) if such disclosure requirement is not quashed or a protective order is not obtained, the Receiving Party shall only disclose those portions of the Confidential Information that it is legally required to disclose and shall make a reasonable effort to obtain confidential treatment for the disclosed Confidential Information. The terms of this ARTICLE X supersedes as of the Effective Date the confidentiality agreement executed by the Parties dated as of July 10, 2023; provided however that all “Confidential Information” disclosed or received by the Parties and their Affiliates thereunder shall be deemed Confidential Information hereunder and shall be subject to the terms and conditions of this Agreement.

(c) Permitted Disclosure. Each Party may disclose Confidential Information provided by the other Party to the extent such disclosure is reasonably necessary in the following instances:

(1) disclosure to governmental or other regulatory agencies in order to obtain Patents on Licensed Technology or to gain or maintain approval to conduct Clinical Trials or to market Licensed Product (in each case to the extent permitted by this Agreement), but such disclosure may be only to the extent reasonably necessary to obtain Patents or authorizations;

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(2) complying with applicable court orders or governmental regulations, including without limitation rules or regulations of the Securities and Exchange Commission, or by rules of the National Association of Securities Dealers, any securities exchange or Nasdaq, NYSE, etc.; provided, however, that the receiving Party shall first have given notice to the other Party hereto in order to allow such Party the opportunity to seek confidential treatment of the Confidential Information;

(3) disclosure by Licensee to Related Licensee Parties or distributors for the sole purpose of conducting Development, Manufacturing and/or Commercialization of the Licensed Compounds and Licensed Products on a “need-to-know” basis, in accordance with the terms and conditions of this Agreement on the condition that such Related Licensee Parties agree to be bound by confidentiality and non-use obligations at least equivalent in scope to those contained in this Agreement; provided the term of confidentiality for such Related Licensee Parties shall be no less than five (5) years, except in respect of trade secrets or Know-How where the provisions of Section 10.01(a) shall apply; provided that the Licensed Technology should be carefully disclosed by Disclosing Party, and only to the extent absolutely required, and provided however that the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursual to this Section 10.01(c)(3) to treat such Confidential Information as required under this ARTICLE X, and provided in case of termination of this Agreement, Licensee must provide Licensor with a copy of all confidentiality, non-disclosure and other agreements entered into with such Third Parties; and

(4) disclosure to consultants, agents or other current or potential Third Parties investors, lenders or merger partners, and consultants and advisors of the Receiving Party, solely to the extent required to accomplish the purposes of this Agreement or in connection with due diligence or similar investigations by such Third Parties investors, and disclosure to potential Third Party investors in confidential financing documents, in each case on a “need-to-know basis” and on the condition that such Third Parties investors agree to be bound by confidentiality and non-use obligations at least equivalent in scope to those contained in this Agreement or for the purposes of such financing; provided the term of confidentiality for such Third Parties investors shall be no less than five (5) years, except in respect of trade secrets or Know-How where the provisions of Section 10.01(a) shall apply, and provided that the Licensed Technology should be carefully disclosed by the Licensee, and only to the extent absolutely required and provided however that the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 10.01(c)(4) to treat such Confidential Information as required under this ARTICLE X, and provided in case of termination of this Agreement, Licensee must provide Licensor with a copy of all confidentiality, non-disclosure and other agreements entered into with such Third Parties.

If and whenever any confidential information is disclosed in accordance with this Section 10.01(c), such disclosure shall not cause any such information to cease to be Confidential Information

Section 10.02 Scientific Publication. The JDC shall discuss the publication strategy for the publication of scientific papers, abstracts, meeting presentations and other disclosure of the results of the Clinical Trials carried out under this Agreement, taking into consideration (i) the Parties’ interest in publishing the results of the Development work in order to obtain recognition within the scientific community and to advance the state of scientific knowledge, (ii) the need to protect Confidential Information, intellectual property rights and other business interests of the Parties and (iii) academic and/or governmental entities publications rights and rules (and each Parties’ obligations and undertakings in connection thereto). Subject to and taking into account all applicable academic and/or governmental entities publications rights and rules (and each Parties’ obligations and undertakings in connection thereto), each Party shall provide the other Party with the opportunity to review and comment on any proposed publication that pertains to the Licensed Compounds or Licensed Products at least forty-five (45) days prior to its intended submission for publication and shall provide the other Party the opportunity to comment on such proposed publication. Such Party shall consider in good faith the comments provided by the other Party and shall comply with the other Party’s request to: (a) remove any and all Confidential Information of the other Party from such proposed publication and (b) delay the submission for a period up to ninety (90) days (or any other period of time as may be reasonably necessary to seek patent protection by the other Party for the information disclosed in the proposed publication). Each Party agrees to acknowledge the contribution of the other Party and the other Party’s employees in all publication as scientifically appropriate. No Licensed Know-How may be disclosed or published without the prior written consent of Licensor, which consent to not be unreasonably withheld.

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Section 10.03 Publicity; Use of Names.

(a) Each of the Parties agrees not to disclose to any Third Party the terms and conditions of this Agreement without the prior approval of the other Party (such consent not to be unreasonably withheld, delayed or conditioned), except to (i) advisors (including consultants, financial advisors, attorneys and accountants), (ii) bona fide potential and existing investors and acquirers on a need to know basis, in each case under circumstances that reasonably protect the confidentiality thereof, (iii) to the extent necessary to comply with the terms of agreements with Third Parties or (iv) to the extent required by Applicable Laws, including securities laws and regulations. Notwithstanding the foregoing, the Parties shall discuss and agree upon the initial press release(s) to announce the execution of this Agreement as contained in Exhibit G and the issuing Party shall make reasonable efforts to accommodate comments from the other Party; thereafter, Licensor and Licensee may each disclose to Third Parties the information contained in such press release(s) without the need for further approval by the other.

(b) The Parties acknowledge the need to keep investors and others informed regarding such Party’s business under this Agreement, including as required by the rules of a recognized stock exchange. To the extent a Party is publicly listed or becomes publicly listed, and subject to Section 10.03(a), such Party may issue press releases or make disclosures to the Securities and Exchange Commission or other applicable agency as it determines, based on advice of counsel, as reasonably necessary to comply with laws or regulations or for appropriate market disclosure; provided that each Party shall provide the other Party with advance notice of legally required disclosures to the extent practicable. The Parties shall consult with each other on the provisions of this Agreement to be redacted in any filings made by a Party with the Securities and Exchange Commission or as otherwise required by Applicable Laws; provided that each Party shall have the right to make any such filing as it reasonably determines necessary under Applicable Laws.

ARTICLE XI

Representations, Warranties, and Covenants

Section 11.01 Representations and Warranties of Each Party. Each Party represents and warrants to the other Party as of the Effective Date that:

(a) it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder;

(b) (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder and (iii) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms;

(c) it is not a party to any agreement that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under the Agreement; and

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(d) All consents, approvals and authorization from all Governmental Authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained.

Section 11.02 Additional Representations, Warranties and Covenants of Licensor. Licensor represents, warrants and covenant to Licensee that as of the Effective Date or during such period specifically referenced herein:

(a) Licensor is the sole owner of the Licensed Technology, and it has the right under the Licensed Technology to grant the licenses to Licensee as purported to be granted pursuant to this Agreement;

(b) Exhibit D lists all Patents Controlled by Licensor and its Affiliates that are necessary or useful for the Development, Commercialization and Manufacturing of the Licensed Compounds and Licensed Products in the Territory;

(c) Licensor has not granted (and shall not grant during the Term) any right to any Third Party under the Licensed Technology that would conflict with the rights granted to Licensee hereunder;

(d) Licensor has not, and will not, during the Term, cause a Lien to be put on the Licensed Technology or use this Agreement for collateral or security for a loan except with the prior written consent of Licensee acting reasonably;

(e) During the Development Program Term, Licensor will notify Licensee of any meetings related to the development of the Licensed Product or Licensed Compound with key vendors, or consultants as determined by the JDC, and provide Licensee’s representatives on the JDC or designees thereof, with the ability to observe and participate in such meetings at their request;

(f) to its Knowledge, the Development, Manufacturing and Commercialization, of the Licensed Compounds or Licensed Products contemplated by the Parties as of the Effective Date does not infringe any intellectual property of any Third Party in the Territory;

(g) Until Proof of Concept is achieved, all amounts submitted by Licensor for advancement and/or reimbursement pursuant to Section 5.04 will either: (i) be promptly paid or (ii) will have been paid, in such amount and to such party as described in Licensor’s statements provided to Licensee pursuant to Section 5.04(d); and

(h) no claim or action has been brought against Licensor or, to Licensor’s Knowledge, threatened in writing to Licensor, by any Third Party alleging that (1) the Licensed Patents are invalid or unenforceable, or (2) the use of the Licensed Compound or Licensed Product infringes the Patents or misappropriates the Patents of any Third Party and (ii) to Licensor’s Knowledge, no interference, opposition, cancellation or other protest proceeding has been filed against any Licensed Patent.

Section 11.03 Covenants of Each Party. Each Party covenants to the other Party that in the course of performing its obligations or exercising its rights under this Agreement, it shall, and shall cause its Affiliates, Related Licensee Parties, licensees and sublicensees to, (a) comply with the Development Plan, all agreements referenced herein and all Applicable Laws, including as applicable, cGMP, GCP, GLP and GSP standards, (b) ensure its distributors, suppliers and manufacturers, if any, comply with Applicable Laws in respect of the Development, Manufacture and Commercialization of Licensed Compounds and Licensed Products (c) not employ or engage any party who has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.

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Section 11.04 Compliance with Anti-Corruption Laws.

(a) Notwithstanding anything to the contrary in the Agreement, each Party hereby covenants to each other that:

(1) it shall not, in the performance of this Agreement, perform any actions that are prohibited by local and other anti-corruption laws (collectively “Anti-Corruption Laws”, including the provisions of the U.S. Foreign Corrupt Practices Act, Canadian Corruption of Foreign Public Officials Act and the U.K. Anti-Bribery Law) that may be applicable to either or both Parties to the Agreement;

(2) it shall not, in the performance of this Agreement, directly or indirectly, make any payment, offer or transfer anything of value, or agree or promise to make any payment or offer or transfer anything of value, to a government official or government employee, to any political party or any candidate for political office or to any other Third Party with the purpose of influencing decisions related to either Party or its business in a manner that would violate Anti-Corruption Laws;

(3) it shall, on request by the other Party, verify in writing that to the best of such Party’s knowledge, there have been no violations of Anti-Corruption Laws by such Party or persons employed by or subcontractors used by such Party in the performance of the Agreement, or shall provide details of any exception to the foregoing; and

(4) it shall maintain records (financial and otherwise) and supporting documentation related to the subject matter of the Agreement in order to document or verify compliance with the provisions of this Section 11.04, and upon request of the other Party, upon reasonable advance notice, shall provide a Third Party auditor mutually acceptable to the Parties with access to such records for purposes of verifying compliance with the provisions of this Section 11.04. Acceptance of a proposed Third Party auditor may not be unreasonably withheld, conditioned or delayed by either Party. It is expressly agreed that the costs related to the Third Party auditor shall be fully paid by the Party requesting the audit, and that any auditing activities may not unduly interfere with the normal business operations of a Party subject to such auditing activities. The audited Party may require the Third Party auditor to enter into a reasonable confidentiality agreement in connection with such an audit.

(b) To its knowledge as of the Effective Date and during the Term, neither such Party nor any of its subsidiaries nor any of their Affiliates, directors, officers, employees, distributors, agents, representatives, sales intermediaries or other Third Parties acting on behalf of such Party or any of its subsidiaries or any of their Affiliates:

(1) has taken or shall take any action in violation of any applicable Anti-Corruption Law, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78 dd-1 et seq.); or

(2) has corruptly, offered, paid, given, promised to pay or give, or authorized or shall corruptly, offer, pay give, promise to pay or give or authorize, the payment or gift of anything of value, directly or indirectly, to any Public Official (as defined in Section 11.04(d) below), for the purposes of:

(3) has influenced or shall influence any act or decision of any Public Official in his official capacity;

(4) has induced or shall induce such Public Official to do or omit to do any act in violation of his lawful duty;

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(5) has secured or shall secure any improper advantage; or

(6) has induced or shall induce such Public Official to use his or her influence with a government, governmental entity, or commercial enterprise owned or controlled by any government (including state-owned or controlled veterinary or medical facilities) in obtaining or retaining any business whatsoever.

(c) As of the Effective Date, none of the officers, directors, employees, of such Party or of any of its Affiliates or agents acting on behalf of such Party or any of its Affiliates, in each case that are employed or reside outside the United States, are themselves Public Officials.

(d) For purposes of this Section 11.04, “Public Official” means (i) any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency or other division, (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled veterinary or medical facility, (iii) any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank and (iv) any person acting in an official capacity for any government or government entity, enterprise or organization identified above.

Section 11.05 NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND LICENSOR SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, INCLUDING ANY EXPRESS OR IMPLIED WARRANTY OF QUALITY, MERCHANTABILITY, USE, EXPLOITATION, FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON-INFRINGEMENT OF THE LICENSED TECHNOLOGY, LICENSED COMPOUNDS OR THE LICENSED PRODUCTS OR AS TO THE VALIDITY OF ANY LICENSED PATENTS, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS. THE ENTIRE RISK AS TO THE RESULTS, AND PERFORMANCE AND EXPLOITATION OF THE LICENSED TECHNOLOGY, LICENSED COMPOUNDS AND THE LICENSED PRODUCTS IS EXCLUSIVELY ASSUMED BY LICENSEE.

ARTICLE XII

Indemnification

Section 12.01 By Licensee. Licensee shall indemnify and hold harmless Licensor, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “Licensor Indemnitee(s)”) from and against all losses, liabilities, damages and expenses (including legal expenses and reasonable attorneys’ fees and costs) incurred in connection with any claims, demands, actions or other proceedings by any Third Party (individually and collectively, “Losses”) to the extent arising from (a) the research, Development, analysis, assay, Manufacturing, Commercialization, use, offering for sale, sale, importation or otherwise exploitation of the Licensed Technology, Licensed Compounds and/or Licensed Products, (b) the gross negligence or willful misconduct of Licensee or any of its Affiliates, Related Licensee Parties or sublicensees, (c) Licensee’s breach of any of its obligations, representations, warranties or covenants set forth in this Agreement, (d) Licensor holding any Regulatory Approval for any Licensed Product for Licensee’s benefit in accordance with Section 6.01, or (e) failure of any Licensee indemnitee to comply with any Applicable Laws in the performance of any obligations under this Agreement, in each case of clauses (a) through (e) above except to the extent such Losses arise from, are based on, or result from any activity or occurrence for which Licensor is obligated to indemnify the Licensee Indemnitees under Section 12.02. Notwithstanding the foregoing, in no event will Licensee indemnify and hold harmless any Licensor Indemnitee(s) for any Losses arising from Licensor’s ownership of the Common Stock.

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Section 12.02 By Licensor. Licensor shall indemnify and hold harmless Licensee, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “Licensee Indemnitee(s)”) from and against all Losses to the extent arising from (a) the gross negligence or willful misconduct of Licensor or any of its Affiliates, (b) Licensor’s breach of any of its obligations, representations, warranties or covenants set forth in this Agreement, or (c) failure of any Licensor Indemnitee(s) to comply with any Applicable Laws in the performance of any obligations under this Agreement, in each case of clauses (a) through (c) above, except to the extent Losses arise from, are based on, or result from any activity or occurrence for which Licensee is obligated to indemnify the Licensor Indemnitees under Section 12.01.

Section 12.03 Defined Indemnification Terms. Either of the Licensee Indemnitee or the Licensor Indemnitee shall be an “Indemnitee” for the purpose of this Article XII, and the Party that is obligated to indemnify the Indemnitee under Section 12.01 or 12.02 shall be the “Indemnifying Party.”

Section 12.04 Defense. If any such claims or actions are made, the Indemnitee shall be defended at the Indemnifying Party’s sole cost and expense by counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee, provided that the Indemnitee may, at its own expense, also be represented by counsel of its own choosing. The Indemnifying Party shall have the sole right to control the defense of any such claim or action, subject to the terms of this Article XII. The Indemnifying Party shall promptly (and in any event not more than twenty (20) days after receipt of the Indemnified Party’s original notice) notify the Indemnified Party in writing whether or not it acknowledges its obligation (which acknowledgement shall not be deemed or construed as an admission of liability to indemnify the Indemnitee with respect to the claim pursuant to this Section 12.04 and of its intention either to compromise or defend such claim.

Section 12.05 Settlement. The Indemnifying Party may settle any such claim, demand, action or other proceeding or otherwise consent to an adverse judgment (a) with prior written notice to the Indemnitee but without the consent of the Indemnitee where the only liability to the Indemnitee is the payment of money and the Indemnifying Party makes such payment or (b) in all other cases, only with the prior written consent of the Indemnitee, such consent not to be unreasonably withheld or delayed.

Section 12.06 Notice. The Indemnitee shall notify the Indemnifying Party promptly of any claim, demand, action or other proceeding under Section 12.01 or 12.02 and shall reasonably cooperate with all reasonable requests of the Indemnifying Party with respect thereto.

Section 12.07 Permission by Indemnifying Party. The Indemnitee may not settle any such claim, demand, action or other proceeding or otherwise consent to an adverse judgment in any such action or other proceeding or make any admission as to liability or fault without the express written permission of the Indemnifying Party not to be unreasonably upheld.

Section 12.08 Insurance. Licensee shall procure and maintain for itself and its Affiliates during the Term and for a period of five (5) years thereafter, insurance policies, including product liability and clinical trial insurance, adequate to cover its obligations hereunder with a company having a minimum of an A-rating by Best’s rating; provided, however, that in no event shall such product liability insurance be written and in force in amounts not less than the average amount per claim under the insurance policies that are customarily obtained by similarly situated companies conducting similar activities with respect to similar product candidates. Licensee shall identify the Licensor as an additional insured and provide Licensor with evidence of such insurance upon request and prior to expiration of any one coverage. Licensee shall provide Licensor with prompt written notice of any anticipated cancellation, non-renewal or material change in such insurance, and in all cases shall provide such notice prior any such cancellation, non-renewal or material change. Licensee shall impose substantially identical obligations on its Affiliates (to the extent not named insureds under such Party’s coverages) and sublicensees and Related Licensee Parties. Such insurance shall not be construed to create a limit of the Licensee’s liability with respect to its indemnification obligations under this Article XII.

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Section 12.09 LIMITATION OF LIABILITY. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, SUBJECT TO AND WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF EACH PARTY WITH RESPECT TO THIRD PARTY CLAIMS UNDER SECTION 12.01 OR 12.02 OR LIABILITY AS A RESULT OF A BREACH OF ARTICLE X, OR DAMAGES AVAILABLE FOR PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE X, OR FOR A PARTY’S BREACH OF OBLIGATIONS UNDER ARTICLE XIII, NO PARTY OR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY UNDER ANY CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, MULTIPLIED OR CONSEQUENTIAL DAMAGES OR FOR LOST PROFITS (EVEN IF DEEMED DIRECT DAMAGES) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

Section 12.10 For clarity, to the extent that any act or omission of a Party or any breach of this Agreement by a Party is not subject to indemnification under Section 12.01 or Section 12.02, as applicable, then, in addition to all other remedies available to it under the governing laws of the State of New York, the non-breaching Party shall be entitled to claim for damages and Losses resulting from such breach.

ARTICLE XIII

Intellectual Property

Section 13.01 Ownership of Intellectual Property.

(a) As between the Parties, (i) Licensor shall remain the sole and exclusive owner of all Licensed Technology, subject to the licenses granted hereunder and (ii) Licensee shall remain the sole and exclusive owner of all Licensee IP. Except as specifically provided for in this Agreement, nothing in this Agreement shall operate to transfer ownership of any Patents, Know-How or other intellectual property rights owned by a Party prior to the Effective Date, or generated, conceived or reduced to practice other than in the course of activities performed under the Development Plan.

(b) Ownership of all Inventions shall be assigned based on inventorship, as determined in accordance with the rules of inventorship under United States patent laws. Each Party shall own all Inventions, that are made solely by its and its Affiliates’ employees, agents, and independent contractors, that are made during and as part of the performance of activities under this Agreement (“Sole Inventions”), including any Improvements; provided that for clarity, (i) Improvements made solely by Licensee shall be included in the Licensee IP and (ii) Improvements made solely by Licensor shall be included in the Licensed Technology and included in the licenses and rights granted to Licensee by Licensor hereunder, and such Improvements shall be annexed to Exhibit F. The Parties shall jointly own all Inventions, including improvements made to the Licensed Technology or to the Licensee IP, that are made jointly by the employees, agents, and independent contractors of one Party and its Affiliates together with the employees, agents, and independent contractors of the other Party and its Affiliates(“Joint Inventions”). Patents claiming the Joint Inventions shall be referred to as “Joint Patents.” Each Party shall own an undivided half interest in the Joint Inventions and included in the licenses and rights granted hereunder and the Parties shall enter into a joint ownership agreement in case Joint Inventions are made in order to manage such joint ownership.

Section 13.02 Disclosure of Inventions. Each Party shall promptly disclose to the other Party all Inventions, including all invention disclosure or other similar documents submitted to such party by its or its Affiliates’ employees, agents, or independent contractors relating to such Inventions, and shall also promptly respond to reasonable requests from the other Party for additional information relating to such Inventions.

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Section 13.03 Patent Prosecution.

(a) Prosecution. Within ten (10) days after the Effective Date, Licensor shall provide powers of attorney for the duration of the Term for the Licensed Patents to Licensee and Licensee shall be responsible for the prosecution and maintenance of the Licensed Patents on behalf of Licensor. Subject to Section 13.03(b), Licensee shall have sole decision making authority, at its sole cost and expense, over the Patent Prosecution and maintenance of patent applications and registrations covering (i) Licensed Technology and Licensor’s Sole Inventions (ii) Licensee IP and Licensee’s Sole Inventions (such applications and registrations in (i) and (ii), the “Licensee Prosecution Patents”) worldwide and (iii) Joint Inventions. Licensee shall keep Licensor reasonably and regularly informed of the status of all actions taken, provide a copy of all material correspondence and documents to Licensor (including drafts patent applications) sufficiently in advance to allow comments and recommendations of Licensor, and shall consider in good faith Licensor’s recommendations with respect to the Licensee Prosecution Patents and Joint Inventions prosecuted by Licensee worldwide.

(b) Abandonment. Licensee shall notify Licensor of any decision to cease Patent Prosecution or maintenance of any Licensee Prosecution Patents or Joint Patents prosecuted by Licensee and shall provide such notice at least thirty (30) days prior to any filing or payment due date, or any other due date that requires action, in connection with such Licensee Prosecution Patent or such Joint Patent. In such event, Licensee shall permit Licensor, at its sole cost and expense, to continue Patent Prosecution or maintenance of such Licensee Prosecution Patent or Joint Patent. If Licensor decides to take over Patent Prosecution or maintenance for a Licensee Prosecution Patent, then Licensee shall promptly deliver to Licensor copies of all necessary files related to such Licensee Prosecution Patent or Joint Patent and shall take all actions and execute all documents reasonably necessary for Licensor to assume such responsibility. For the avoidance of doubt, Licensor’s maintenance or Patent Prosecution of such Licensee Prosecution Patent or Joint Patent shall not change the Parties’ respective ownership rights with respect to such Licensee Prosecution Patent or Joint Patent. If Licensee decides to cease or fails to execute any of the foregoing activities with regard to any Joint Patent (or abandons any of the Joint Patents) it shall notify Licensor in writing in due time (at least 75 days) in order to allow Licensor to take over and Licensor shall have the right, in its sole discretion, to take over such activity at its cost.

Section 13.04 Patent and Trademark Prosecution Cooperation. With respect to all Patent Prosecution or trademark prosecution, each Party shall:

(a) execute any instruments to document their respective ownership consistent with this Agreement as reasonably requested by, and at the sole cost and expense of, the other Party;

(b) make its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), at the sole cost and expense of the other Party, to the extent reasonably necessary to enable the appropriate Party hereunder to undertake its Patent Prosecution responsibilities;

(c) cooperate, if necessary, with the other Party in obtaining Patent term extensions, at the sole cost and expense of the requesting Party; and

(d) act in good faith to coordinate its efforts under this Agreement with the other Party to minimize or avoid interference with the Patent Prosecution of the other Party’s Patents to a Licensed Product or trademarks.

Section 13.05 Enforcement.

(a) Each Party shall notify the other within thirty (30) Business Days of becoming aware of any alleged or threatened infringement by a Third Party of any of the Licensed Patents, any and all Patents claiming the Licensee IP (“Licensee Patents”), or Joint Patents, and any related declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of the Licensed Patents, Licensee Patents or Joint Patents (collectively “Product Infringement”).

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(b) Licensee shall have the first right to bring and control any legal action in connection with such Product Infringement at its own expense as it reasonably determines appropriate. If Licensee decides not to bring such legal action, it shall so inform Licensor promptly and Licensor shall have the right to bring and control any legal action in connection with such Product Infringement at its own expense as it reasonably determines appropriate.

(c) The Parties shall consult each other to decide what action if any should be taken to stop the infringement, encroachment or violation. Licensee shall have the first right to enforce the Joint Patents for any infringement that is not a Product Infringement at its own expense as it reasonably determines appropriate. If Licensee decides not to bring such legal action, it shall so inform the Licensor promptly and the Licensor shall have the right to bring and control any legal action in connection with such infringement at its own expense as it reasonably determines appropriate.

(d) At the request of the Party bringing an action related to Product Infringement, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required by Applicable Law to pursue such action, at the sole cost and expense of the Party bringing the action. In connection with an action related to Product Infringement, the Party bringing the action shall not enter into any settlement admitting the invalidity or non-infringement of, or otherwise impairing the other Party’s rights in the Licensed Patents, Licensee Patents or Joint Patents (as applicable) without the prior written consent of the other Party. Licensee shall at all times keep Licensor informed as regards progress of any action taken or proceedings raised by Licensee against a Third Party. Any course of action, offer of settlement or settlement shall not conflict with any licenses granted under this Agreement and shall comply upon all terms and conditions of this Agreement. Licensee will, provided that Licensee has confirmed to Licensor in writing that all costs relating to the settlement, including but not limited to sums to be paid to Third Parties as compensation, costs or damages will be borne by Licensee, have sole discretion in relation to the conduct and settlement of any action taken or proceedings raised against a Third Party provided that, Licensee shall not settle in a manner that involves any admission of wrongdoing on the part of Licensor or that diminishes or affects the rights or interests of Licensor without their express prior written consent.

(e) If Licensee elects not to take steps to enforce Licensed Patents or the Joint Patents or eliminate the infringement within sixty (60) days from any Product Infringement notice, then Licensor shall have the right and option, but not the obligation, to do so at its expense upon providing a written notice to Licensee after giving good faith consideration to Licensee’s reason(s) for not initiating a suit or taking other action.

(f) Any recoveries resulting from enforcement action relating to a claim of Product Infringement shall be first applied against payment of each Party’s costs and expenses in connection therewith. Any such recoveries in excess of such costs and expenses shall belong to Licensee.

Section 13.06 Defense.

(a) Each Party shall notify the other in writing of any allegations it receives from a Third Party that the Development, Manufacture, Commercialization or otherwise exploitation of any Licensed Technology, Licensed Compound or Licensed Product or any embodiment of any technology or intellectual property licensed by a Party under this Agreement infringes the intellectual property rights of such Third Party. Such notice shall be provided promptly, but in no event after more than fifteen (15) days following receipt of such allegations. Such written notice shall include a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing. Each Party shall assert and not waive the joint defense privilege with respect to all communications between the Parties.

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(b) Without limiting the obligations of Licensee per Article XII, in such event, the Licensee shall have the obligation to determine how to mitigate or control the defense of any such legal proceeding, including determining whether to enter into a joint defense agreement to, among other reasons, preserve the confidentiality of communications or cooperation between the Parties in relation to such defense, and determine which Party is best suited to assume the primary responsibility for the conduct of the defense of any such claim at the sole cost and expense of Licensee. If not involved by the Licensee, the Licensor shall have the right, but not the obligation, to participate and be separately represented in any such suit at its sole option and at its own expense. Each Party shall reasonably cooperate in the defense of the claim. If Licensor or any of its Affiliates have been individually named as a defendant in a legal proceeding relating to the alleged infringement of a Third Party’s Patents or other intellectual property right as a result of the Development, Manufacture, Commercialization or otherwise exploitation of the Licensed Technology or a Licensed Compound or Licensed Product, then Licensor (or its Affiliate) shall conduct the defense at Licensee’s sole cost and expense and the Licensee shall be allowed to join in such action, at its own cost and expense.

(c) The Parties shall keep each other informed of the status of and of their respective activities regarding any infringement litigation initiated by a Third Party concerning a Party’s Development, Manufacture, Commercialization or otherwise exploitation of a Licensed Compound or Licensed Product or settlement thereof; provided, however, that no settlement or consent judgment or other voluntary final disposition of a suit under this Section 13.06 may be undertaken by a Party without the express written consent of the other Party which consent shall not be unreasonably withheld or delayed.

ARTICLE XIV

Term

Section 14.01 Term. This Agreement shall be effective on the Effective Date and shall remain effective in perpetuity (the “Term”).

Section 14.02 Licensee Elective Termination. This Agreement can be unilaterally terminated by Licensee upon thirty (30) days written notice. In the event of termination by Licensee pursuant to this Section 14.02, the provisions of Section 14.05 shall apply.

Section 14.03 Termination for Proof of Concept Failure, This Agreement may be terminated by Licensee in the event that Proof of Concept is not achieved within eighteen (18) months of the Effective Date; provided however that in the event of a Force Majeure Event that results in: (i) the temporary or permanent closure of or (ii) materially effects the business of, any of the vendors providing goods or services related to the Development Plan, such eighteen (18) month period will be extend by such time as was required to replace such vendor or the time required for such vendor to regain normal operations in the event the vendor is not replaced. In the event of termination by Licensee pursuant to this Section 14.03, the provisions of Section 14.06 shall apply.

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Section 14.04 Termination for Material Breach. Except as specifically stated herein, either Party (the “Non-breaching Party”) may terminate this Agreement at anytime during the Term in its entirety in the event the other Party (the “Breaching Party”) has materially breached the Agreement and such material breach has not been cured within ninety (90) days after receipt of written notice of such breach by the Breaching Party from the Non-Breaching Party (the “Cure Period”); provided however that upon the Payment Cap being achieved, Licensor will no longer be able to terminate this Agreement, for any reason. The written notice describing the alleged material breach shall provide sufficient detail to put the Breaching Party on notice of such material breach. Any termination of this Agreement pursuant to this Section 14.04 shall become effective at the end of the Cure Period, unless the Breaching Party has cured any such material breach prior to the expiration of such Cure Period or, if such material breach is not susceptible to cure within the Cure Period, then, the Non-Breaching Party’s right of termination shall be suspended only if and for so long as the Breaching Party has provided to the Non-Breaching Party a written plan that is reasonably calculated to effect a cure of such material breach, such plan is accepted by the Non-Breaching Party (such acceptance not to be unreasonably withheld, conditioned, or delayed), and the Breaching Party commits to and carries out such plan as provided to the Non-Breaching Party. The right of either Party to terminate this Agreement as provided in this Section 14.04 shall not be affected in any way by such Party’s waiver of or failure to take action with respect to any previous breach under this Agreement. Notwithstanding anything to the contrary, the Cure Period for any dispute (the “Dispute”) will run from the date that written notice, containing the required description of such material breach, was first provided to the Breaching Party by the Non-Breaching Party through the resolution of such Dispute pursuant to Article XV, and it is understood and acknowledged that, during the pendency of a dispute, all of the terms and conditions of this Agreement shall remain in effect, and the Parties shall continue to perform all of their respective obligations under this Agreement. Any payments that are made by one Party to the other Party pursuant to this Agreement pending resolution of the Dispute shall be promptly refunded if it is determined pursuant to Article XV that such payments are to be refunded by one Party to the other Party.

Section 14.05 Effects of Termination for Licensee’s Breach/Licensee Elective Termination. In the event of termination of this Agreement by Licensor as a result of Licensee’s material breach, or by Licensee pursuant to Section 14.02, the following shall apply:

(a) Without limiting the effect that such termination shall have on any provisions of this Agreement, other than those provisions that this Agreement expressly provides shall survive such termination, all rights and licenses granted herein to either Party shall terminate and the Licensee, its Affiliates and all Related Licensee Parties (and any other sublicensees) shall cease all use and other forms of Commercialization of the Licensed Products, Licensed Technology or Licensed Compounds or Confidential Information of Licensor; provided that such licenses shall continue as necessary for the Parties to complete the orderly wind-down of their activities under this Agreement in accordance with Applicable Laws and in compliance with the terms and conditions of this Agreement;

(b) All payment obligations hereunder shall terminate, other than those that are accrued and unpaid as of the effective date of such termination, as well as those accrued during the wind-down period and the disposal of inventory period provided hereinafter; provided that Licensee will also reimburse Licensor for any expenses incurred, or to which Licensor is obligated, pursuant to the Development Plan, through the date of termination, including all uncancellable commitments;

(c) All Licensed Technology, Licensed Compounds and related Confidential Information and data, and all accurate written records, accounts, notes, reports and data with respect to its activities conducted pursuant to the Development Plan, shall become and be deemed for all purposes the sole Confidential Information of Licensor, and, accordingly, Licensee, its Affiliates and all Related Licensee Parties and other sublicensees shall promptly (but no later than thirty calendar days) (i) return to Licensor all Confidential Information of Licensor; provided, however that Licensee may retain one copy of such Confidential Information including all documents, files and tangible materials (and any partial and complete copies) containing, reflecting, incorporating, or based on any of the foregoing, in its confidential files solely for purposes of exercising Licensee’s surviving rights hereunder, satisfying its obligations hereunder or complying with any legal proceeding or requirement with respect thereto, and provided further that Licensee shall not be required to erase electronic files created in the ordinary course of business during automatic system back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information so long as such electronic files are: (A) maintained only on centralized storage servers (and not on personal computers or devices); (B) not accessible by any of its personnel (other than its information technology specialists); (C) not otherwise accessed subsequently except with the written consent of Licensor or as required by law or legal process and (D) provide to Licensor a signed written instrument certified by an officer that it has complied with the requirements of this Section 14.05(c). Such retained copies of Licensor’s Confidential Information shall remain subject to the confidentiality and non-use obligations herein;

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(d) Subject to the payment of all amounts required above, Licensee may sell or otherwise dispose of any inventory of any Licensed Product on hand at the time of such termination or in the process of Manufacturing for a period of six (6) months following the effective date of termination provided that any revenue obtained from such disposal shall be treated as Adjusted Gross Proceeds and the provisions of Article VIII shall apply to such Adjusted Gross Proceeds;

(e) Licensor may elect to acquire a license to Licensee IP that is incorporated into a Licensed Compound or Licensed Product, with a right to sublicense, solely to Develop, make, have made, use, sell, have sold, offer for sale, and import such Licensed Compound or Licensed Product. In the event of such election, the Parties shall negotiate in good faith commercially reasonable terms for such license; provided, however, that such license shall not include any up-front fees or milestone payments unless both Parties agree.

(f) Licensor shall be granted back full control and take all decisions in respect of the Licensed Patents. Without limitation, all Licensed Patents shall be filed, prosecuted and maintained exclusively by Licensor and Licensee shall collaborate, and to do any acts reasonably necessary to transfer such activities to Licensor, including provide all required instructions to patent firm and agents in relation thereto.

Section 14.06 Effects of Termination for Licensor’s Breach/Proof of Concept Failure. In the event of termination of this Agreement by Licensee, as a result of Licensor’s material breach pursuant to Section 14.04 or as a result of a Proof of Concept Failure pursuant to Section 14.03, the following shall apply:

(a) Licensee may elect to have the licenses granted to Licensee, as well as all other rights and covenants pursuant ARTICLE II and the representation, warranties and covenants contained in ARTICLE XI survive;

(b) Licensee shall have no further obligations to use Commercially Reasonable Efforts with regard to the Development, Manufacturing, Regulatory or Commercialization of the Licensed Technology, Licensed Compound or Licensed Products;

(c) If Licensee elects to have the rights and obligations pursuant to ARTICLE II and ARTICLE XI survive, subject to each Party’s rights to make claims against the other, the Parties’ rights and obligations under ARTICLE IX will also survive;

(d) To the extent applicable, Licensor shall grant Licensee an exclusive (even as to Licensor and its Affiliates), non-royalty or milestone bearing license, with the right to sublicenses in multiple tiers, in the Field and Territory, Licensor’s Confidential Information and data, and all accurate written records, accounts, notes, reports and data with respect to its activities conducted pursuant to the Development Plan, shall become and be deemed for all purposes as licensed to Licensee, and, accordingly, Licensor, its Affiliates and all Related Licensor Parties and other sublicensees shall promptly (but no later than thirty (30) calendar days) (i) return to Licensee all Confidential Information of Licensee; provided, however that Licensor may retain one copy of such Confidential Information including all documents, files and tangible materials (and any partial and complete copies) containing, reflecting, incorporating, or based on any of the foregoing, in its confidential files solely for purposes of exercising Licensor’s surviving rights hereunder, satisfying its obligations hereunder or complying with any legal proceeding or requirement with respect thereto, and provided further that Licensor shall not be required to erase electronic files created in the ordinary course of business during automatic system back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information so long as such electronic files are: (i) maintained only on centralized storage servers (and not on personal computers or devices); (ii) not accessible by any of its personnel (other than its information technology specialists); (iii) not otherwise accessed subsequently except with the written consent of Licensee or as required by law or legal process and (iv) provide to Licensee a signed written instrument certified by an officer that it has complied with the requirements of this Section 14.06(d). Such retained copies of Licensee’s Confidential Information shall remain subject to the confidentiality and non-use obligations herein; and

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(e) To the extent applicable, Licensor shall grant Licensee an exclusive, (even as to Licensor and its Affiliates), non-royalty or milestone bearing license, with the right to sublicenses in multiple tiers, in the Field and Territory, at no expense to Licensee or its Affiliates, all of Licensor’s right, title and interest in and to (A) all regulatory filings (such as INDs and drug master files), Regulatory Approvals, and clinical trial agreements (to the extent assignable and not cancelled) related to the Licensed Technology, Licensed Compounds and Licensed Products, and (B) all data, including clinical data, materials and information of any kind or nature whatsoever, in Licensor’s possession or in the possession of its Affiliates or its or their respective agents related to the Licensed Technology, Licensed Product(s) and Licensed Compounds provided, however that Licensor may retain one copy of such Confidential Information including all documents, files and tangible materials (and any partial and complete copies) containing, reflecting, incorporating, or based on any of the foregoing, in its confidential files solely for purposes of exercising Licensor’s surviving rights hereunder, satisfying its obligations hereunder or complying with any legal proceeding or requirement with respect thereto, and provided further that Licensor shall not be required to erase electronic files created in the ordinary course of business during automatic system back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information so long as such electronic files are: (i) maintained only on centralized storage servers (and not on personal computers or devices); (ii) not accessible by any of its personnel (other than its information technology specialists); (iii) not otherwise accessed subsequently except with the written consent of Licensee or as required by law or legal process and (iv) provide to Licensee a signed written instrument certified by an officer that it has complied with the requirements of this Section 14.06(e). Such retained copies of Licensee’s Confidential Information shall remain subject to the confidentiality and non-use obligations herein.

Section 14.07 Accrued Rights and Obligations; Survival. Termination of this Agreement by a Party pursuant to Section 14.04 shall not be a Party’s sole remedy for a material breach of this Agreement but shall be in addition to any other rights or remedies of a Party under this Agreement. Termination of this Agreement shall not affect any accrued rights or surviving obligations of the Parties. In addition to any provisions required to survive to accomplish the intent of Section 14.05 (Effects of Termination for Licensee’s Breach/Licensee Elective Termination) and Section 14.06 (Effects of Termination for Licensor’s Breach), the provisions contained in ARTICLE XI (Representations, Warranties, And Covenants), ARTICLE X (Confidentiality; Publication), ARTICLE XII (Indemnification), ARTICLE XIII (Intellectual Property), ARTICLE XV (Term) and ARTICLE XVI (Miscellaneous) shall survive the expiration or termination of this Agreement for any reason whatsoever.

ARTICLE XV

Dispute Resolution

Section 15.01 General. The Parties recognize that a dispute may arise relating to this Agreement (a “Dispute”). Any Dispute, including Disputes that may involve the Affiliates of any Party, shall be resolved in accordance with this Article XV. If there are any Disputes in connection with this Agreement, all rights and obligations of the Parties shall continue until such time as any Dispute has been resolved in accordance with the provisions of this Article XV.

Section 15.02 Escalation. Any claim, Dispute, or controversy as to the breach, enforcement, interpretation or validity of this Agreement shall be referred to the board of directors of each Party for attempted resolution. In the event the boards of directors of each Party are unable to resolve such Dispute within thirty (30) days of such Dispute being referred to them, then, upon the written request of either Party to the other Party, the Dispute shall be subject to arbitration in accordance with Section 15.03.

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Section 15.03 Governing Law; Venue and Procedure. If the Parties fail to resolve the Dispute through escalation pursuant to Section 15.02, and a Party desires to pursue resolution of the Dispute, all questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective Affiliates) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any rights or obligations contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

EACH PARTY HERETO WAIVES: (I) ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY AND (II) ANY CLAIM FOR ATTORNEY FEES, COSTS AND PREJUDGMENT INTEREST.

ARTICLE XVI

Miscellaneous

Section 16.01 Other Agreements. Upon Regulatory Approval, provided that the Milestones are met in a timely fashion, the Licensee will enter into a consulting or employment agreement with Christophe Mellon, on terms mutually acceptable to the Parties.

Section 16.02 Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement (except for any obligations to make payments to the other party hereunder) for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God or any other deity, or acts, omissions or delays in acting by any Governmental Authority (including trade disputes). The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances. Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party.

Section 16.03 Assignment. Neither Party may assign or otherwise transfer this Agreement to an Affiliate or a Third Party, nor may any right or obligation hereunder be assigned or transferred, without the other Party’s prior written consent (such consent not to be unreasonably withheld). No assignment shall relieve the assigning Party of any of its obligations hereunder. Notwithstanding the above, (a) either Party may make such an assignment without the other Party’s prior written consent to a successor to substantially all of the business of such Party to which this Agreement relates (whether by merger, sale of stock, sale of assets, exclusive license or other transaction) and (b) either Party may assign this Agreement to an Affiliate without the other Party’s prior written consent for so long as such Affiliate remains an Affiliate of the Party making the assignment. This Agreement shall inure to the benefit of and be binding on the Parties’ successors and permitted assignees. Any assignment or transfer in violation of this Section 16.03 shall be null and void and wholly invalid, the assignee or transferee in any such assignment or transfer shall acquire no rights whatsoever, and the non-assigning non-transferring Party shall not recognize, nor shall it be required to recognize, such assignment or transfer.

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Section 16.04 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

Section 16.05 Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by electronic mail (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Licensee:

Palisade Bio Inc.
Address:	7750 El Camino Real #2A
Carlsbad, CA 92009
Attn:	J.D. Finley, CEO

with a copy to:

Silvestre Law Group, P.C.

Address:	2629 Townsgate Rd., Suite 215
Westlake Village, CA 91361
	Attn:	Raul Silvestre; Dennis Gluck
Email:	[***]
[***]

If to Licensor:

Giiant Pharma, Inc.

Address:	2000-630 boul. René-Lévesque W.
Montréal, Quebec H3B 1S6
Attn:	Christophe Mellon, CEO
[***]

with a copy to:

ROBIC LLP
Address:	2000-630 boul. René-Lévesque W.
Montréal, Quebec H3B 1S6
Attn:	Marie-Eve Côté, partner
[***]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by electronic mail on a Business Day, (b) on the Business Day after dispatch if sent by nationally-recognized overnight courier or (c) on the fifth Business Day following the date of mailing if sent by mail.

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Section 16.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, U.S. without reference to any rules of conflict of laws.

Section 16.07 Entire Agreement; Amendments. The Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, with regard to the subject matter hereof (including the licenses granted hereunder) are superseded by the terms of this Agreement, including the term sheet executed by the Parties dated as of August 4, 2023 and the confidentiality agreement executed by the Parties dated as of July 10, 2023, as of the Effective Date which is superseded in accordance with the terms of Section 10.01 and all Confidential Information disclosed under the prior confidentiality agreement shall be deemed to have been disclosed under this Agreement. Neither Party is relying on any representation, promise, nor warranty not expressly set forth in this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

Section 16.08 Headings. The captions to the several Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the Sections of this Agreement.

Section 16.09 Independent Contractors. It is expressly agreed that Licensor and Licensee shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Licensor nor Licensee shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

Section 16.10 Waiver. The waiver by either Party of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.

Section 16.11 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

Section 16.12 Construction. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person shall be construed to include the person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Schedules, or Exhibits shall be construed to refer to Sections, Schedules or Exhibits of this Agreement, and references to this Agreement include all Schedules and Exhibits hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree”, “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or Section, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or” where applicable.

Section 16.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by email, .pdf or other electronically transmitted signatures (including via DocuSign and other similar reputable electronic signature solutions) and such signatures shall be deemed to bind each Party hereto as if they were the original signatures.

Section 16.14 Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, shall be in the English language. If there is a discrepancy between any translation of this Agreement and this Agreement, this Agreement shall prevail. Each Party confirms that this Agreement is a contract by agreement, that its provisions have been freely negotiated between the Parties and that it is in its express wish that this Agreement and all related documents be drawn up in English only. Chaque Partie confirme que cette Entente est un contrat de gré à gré, que ses stipulations ont été négociées librement entre les parties et qu’il est sa volonté expresse que cette Entente et tous les documents connexes soient rédigés en anglais seulement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties intending to be bound have caused this License Agreement to be executed by their duly authorized representatives as of the Effective Date.

PALISADE BIO, INC.

By:
Name:
Title:

GIIANT PHARMA, INC.

By:
Name:	Christophe Mellon ____________________________
Title:	CEO _______________________________________

[Signature Page to License Agreement]

Exhibit A

EXISTING COMPOUNDS

[***]

Exhibit B

TENTATIVE iNITIAL DEVELOPMENT PLAN

[***]

Exhibit C

Licensed Know-How

[***]

Exhibit D

Licensed Patents

Country	Serial Number	Filing Date

United States	63031023	May 28, 2020

WO	PCT/CA2021/050725	May 28, 2021

United States	17/927,827	May 28, 2021

Australia	2021280418	May 28, 2021

Canada	3174137	May 28, 2021

China	2021800586815	May 28, 2021

Europe	21813912.9	May 28, 2021

Japan	2022-573665	May 28, 2021

Korea	10-2022-7045933	May 28, 2021

Mexico	MX/a/2022/014416	May 28, 2021

Exhibit F

fUTURE COMPOUNDs

None.

Exhibit G

Initial Press Release

Exhibit H

Satisfactory evidence as proof of non-residence and non-registration for GST/HST/QST purposes

The following example of written documentation, to be kept on file, will generally be acceptable to the Minister of National Revenue as certification that the person to whom the supply is made is a non-resident in Canada/Québec and is not registered for GST/HST/QST purposes:

I, _________________________, (name and title of authorized individual), of PALISADE BIO, Inc. (ADD ADDRESS), certify that PALISADE BIO, Inc. is not resident in Canada/Québec for purposes of the Excise Tax Act (“ETA”) and the Québec Sales Tax Act (“QSTA”) and that PALISADE BIO, Inc. is not registered under that ETA and QSTA.

Where applicable, I agree to advise GIIANT PHARMA INC., 2000-630 boul. René-Lévesque W., Montréal, Quebec H3B 1S6, in the event there is any change to the residence status of PALISADE BIO, Inc. or should PALISADE BIO, Inc. become registered for purposes of the ETA or QSTA.

Date	Signature of Authorized Individual

Title